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                      September 18, 2020

       Gregory Feller
       President & Chief Financial Officer
       Mogo Inc.
       2100-401 West Georgia St.
       Vancouver, BC V6B 5A1

                                                        Re: Mogo Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed May 28, 2020
                                                            File No. 001-38409

       Dear Mr. Feller:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance
       cc:                                              Alice Davidson